SHARE PURCHASE Agreement

by and among,

Energea Brasil Operacoes Ltda.

as Buyer, and

Energea Portfolio 1 LLC

as Seller,

and, also,

ENERGEA PALMAS GERACAO S.A.

as Intervening-Consenting Party

Dated as of July 10th, 2021

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this "Agreement") made effective as of the 10 day of July, 2021 (the "Effective Date")

BY AND AMONG:

Energea Brasil Operacoes Ltda., a limited liability company duly incorporated under the laws of Brazil, enrolled with the National Taxpayers' Registry under No. 41.161.846/0001-90, with headquarters at Rua Barao de Jaguaripe, No. 280, 501, in the City and State of Rio de Janeiro, ZIP Code 22.421-000 ("Energea Operacoes" or "Buyer");

And

Energea Portfolio 1 LLC, a Delaware limited liability Company ("Seller");

and, as intervening-consenting party,

ENERGEA PALMAS GERACAO S.A, a corporation duly incorporated under the laws of Brazil, enrolled with the National Taxpayers' Registry under No. 37.262.305/0001-81, with its headquarters located at Fazenda Boa Vista, Rodovia BR-030, KM 93, in the City of Malhada and State of Bahia ("Palmas" or "Company"),

(Buyer and Seller are jointly hereinafter referred to as "Parties" and, individually, as "Party");

WHEREAS, Seller is the sole owner of 100% of the outstanding shares representing the capital of the Company;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to transfer to Buyer all of its right, title and interest in and to the Company (each, a "Transferred Interest" and collectively, the "Transferred Interests") in exchange for the Purchase Price;

NOW, THEREFORE, the Parties resolve to execute this Agreement, which shall be governed by the following mutually agreed terms and conditions:

Article I
INTERPRETATION

1.1           Headings of the Articles or Sections hereof are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.2           Words importing the singular number only shall include the plural and vice versa, and words importing the masculine gender shall include the feminine and neutral gender, and words importing persons shall include provincial or federal companies, corporations, partnerships, syndicates, trusts and any number or aggregate of persons all as the context may require.

1.3           For purposes of this Agreement, "Person" shall mean any human being, organization, general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, association, governmental entity or other legal entity.

Article II
TRANSFER

2.1           Subject to the other terms and conditions of this Agreement:

(a)            On the date hereof (July 10th, 2021), Seller hereby transfers, conveys, surrenders and delivers the Transferred Interest free and clear of all liens and encumbrances to Buyer and Buyer hereby receives and accepts the Transferred Interests from Seller.

(b)            In consideration for the Transferred Interests, Buyer shall pay to Seller an amount in US Dollars of $106,652.98 (one hundred and six thousand, six hundred and fifty two US Dollars and ninety eight cents), ("Purchase Price") within thirty (30) Business Days as from the datehereof ("Payment").

(c)             All Taxes incurred by a Party in connection with this Agreement shall be paid exclusively by such Party when due and as required by the applicable Law.

Article III
COVENANTS

3.1           Seller shall execute and deliver all such documents as may be necessary to contribute, sell, transfer and/or convey the assets, shares and/or membership interests contemplated in the foregoing, as applicable, to Buyer and such other documents and instruments as may reasonably be requested by Buyer in connection therewith.

Article IV
MISCELLANEOUS

4.1           This Agreement may only be amended by a writing signed by each of the Parties.

4.2           This Agreement may be executed in several counterparts, each of which is deemed an original but all of which constitute one and the same instrument.

4.3           This Agreement contains the entire agreement of the Parties with respect to the transactions contemplated hereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions.

4.4           This Agreement is governed by, and will be construed and enforced in accordance with, the laws of Federative Republic of Brazil. Any dispute arising out this Agreement shall be settled by the Courts of Sao Paulo, State of Sao Paulo.

4.5           This Agreement is binding upon, and will inure to the benefit of, the Parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns. The waiver by a Party of any breach or violation of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach or violation hereof. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other such jurisdiction.

4.6           The Parties and the Company acknowledge and agree that this Agreement shall be signed electronically by means of an electronic platform, being the Parties, the Company and the witnesses exempted from using electronic certificates that complies with the parameters set out by the Infraestrutura de Chaves Publicas Brasileira.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Share Purchase Agreement to be duly executed and delivered as of the date first set forth above.

ENERGEA PORTFOLIO 1, LLC as Seller

By: MIKE SILVESTRINI

Name: Mike Silvestrini

Title: Manager

ENERGEA BRASIL OPERACOES LTDA., as Buyer

By: CHRIS SATTLER

Name: Chris Sattler

Title: Director

As Intervening-consenting Parties:

ENERGEA PALMAS GERACAO S.A.

By: CHRIS SATTLER

Name: Chris Sattler

Title: Director

[SIGNATURE PAGE OF THE SHARE PURCHASE AGREEMENT AS OF JULY 10TH, 2021, BY AND BETWEEN ENERGEA PORTFOLIO 1, LLC AND ENERGEA BRASIL OPERACOES LTDA.]